Exhibit 99.1

Veracyte Announces Fourth Quarter and Full-Year 2020 Financial Results

Fourth Quarter Revenue Increased 16% to $34.5 Million; Volume Grew 14% to 13,130 Tests

Decipher Acquisition to Expand Global Leadership in Cancer Genomic Diagnostics
While Accelerating Growth

Conference Call and Webcast Today at 4:30 p.m. ET

SOUTH SAN FRANCISCO, Calif., February 17, 2021 --- Veracyte, Inc., (Nasdaq: VCYT) today announced financial results for the fourth quarter and full year ended December 31, 2020 and provided an update on recent business progress.

“Our revenue and genomic testing and product volume continued to rebound from the pandemic during the fourth quarter and we entered 2021 with strong momentum across our business,” said Bonnie Anderson, Veracyte’s chairman and chief executive officer. “We are on track to launch multiple new products this year, including our noninvasive nasal swab test and Percepta Genomic Atlas in lung cancer.

“Additionally, we expect our pending acquisition of Decipher Biosciences, with its market-leading products in urologic cancers, will significantly accelerate our revenue growth by expanding our reach into seven of the ten most common cancers, further solidifying our global leadership in cancer genomic diagnostics. We look forward to welcoming Decipher’s employees when the transaction closes and to strengthening our executive leadership team with the addition of Dr. Tina Nova, Decipher’s president and CEO.”

Fourth Quarter 2020 Financial Results

For the three months ended December 31, 2020, compared to the prior year:

•Total Revenue was $34.5 million, an increase of 16%;
•Gross Margin was 68%, an increase of 2 percentage points;
•Operating Expenses, Excluding Cost of Revenue, were $31.4 million, an increase of 13%;
•Net Loss and Comprehensive Loss was $8.0 million, compared to $7.5 million;
•Basic and Diluted Net Loss Per Common Share was $0.14, versus $0.15;
•Net Cash Provided by Operating Activities was $2.3 million, compared to $1.8 million; and
•Cash and Cash Equivalents were $349.4 million at December 31, 2020.

For the year ended December 31, 2020, compared to the prior year:

•Total Revenue was $117.5 million, a decrease of 2%;
•Gross Margin was 65%, a decrease of 5 percentage points;
•Operating Expenses, Excluding Cost of Revenue, were $111.4 million, an increase of 13%;
•Net Loss and Comprehensive Loss was $34.9 million, compared to $12.6 million;
•Basic and Diluted Net Loss Per Common Share was $0.66, versus $0.27; and
•Net Cash Used in Operating Activities was $9.7 million, compared to $3.2 million.

2020 Full-Year and Recent Business Highlights

Commercial Growth

•Grew revenue to $34.5 million in the fourth quarter, an increase of 16% compared to the same period in 2019.
•Product revenue grew to $9.8 million for 2020, exceeding our expectations.
•Achieved genomic testing and product volume of 13,130 tests in the fourth quarter, a 14% increase compared to the fourth quarter of 2019.
•Received new Medicare reimbursement rate of $5,500 for the Envisia Genomic Classifier, which went into effect on October 1, 2020, following the test’s designation by the Centers for Medicare & Medicaid Services as an Advanced Diagnostic Laboratory Test (ADLT).
•Received reimbursement approval from the German government for the Prosigna® Breast Cancer Gene Signature Assay, making the test accessible for all breast cancer patients in Germany with HR+/HER2- early-stage breast cancer.

Evidence Development

•Published ten studies in leading peer-reviewed journals supporting our genomic tests in four disease areas (lung cancer, breast cancer, thyroid cancer and interstitial lung diseases, including idiopathic pulmonary fibrosis).
•Launched the PROCURE study, led by an independent scientific committee of breast cancer experts and including input from 180 clinicians throughout Europe, to help achieve consensus on the evidence supporting the most frequently used breast cancer genomic tests, including Prosigna.

Pipeline Advancement/Collaborations

•Unveiled new preliminary performance data at an R&D Day event for our noninvasive nasal swab test for early lung cancer detection and our Percepta Genomic Atlas for informing treatment decisions at the time of lung cancer diagnosis.
•Expanded our strategic collaboration with the Lung Cancer Initiative at Johnson & Johnson to include a focus on the NOBLE trial. The 9,000-patient, prospective, multicenter clinical study is designed to distinguish genomic and other differences in lung cancer development, which may fuel Veracyte’s development of future tests.

Decipher Acquisition

•Announced we have entered into an agreement to acquire Decipher Biosciences, a commercial-stage precision oncology company focused on urologic cancers, further solidifying Veracyte’s global leadership in the genomic cancer diagnostics market while accelerating revenue growth.
•Under terms of the acquisition agreement and following Veracyte’s exercise of an option to substitute cash for the entire stock portion of the consideration, the company will pay Decipher security holders $600 million in cash, subject to customary purchase price adjustments.
•The acquisition is expected to close on or before April 1, 2021, subject to regulatory approval and the satisfaction of other customary conditions.

Financing

•Issued and sold 8,547,297 shares of common stock, including 1,114,864 shares sold upon full exercise of the underwriters’ option to purchase additional shares, at a price to the public of $74.00 per share. The net proceeds to Veracyte from the offering were approximately $593.8 million.
•Veracyte intends to use a portion of the net proceeds from the offering, together with its existing cash and cash equivalents, to finance its acquisition of Decipher and intends to use the remaining net proceeds of the offering for working capital and other general corporate purposes, including to acquire or invest in complementary businesses, technologies or other assets.

2021 Outlook

Pending the completion of the acquisition of Decipher Biosciences, which is assumed to occur by April 1, 2021, Veracyte expects total combined revenue in 2021 to be approximately $190 million to $200 million, representing growth of approximately 65% over 2020 at the midpoint of the range.

Conference Call and Webcast Details
Veracyte will host a conference call and webcast today at 4:30 p.m. Eastern Time to discuss the company's financial results and provide a general business update. The conference call will be webcast live from the company’s website and will be available via the following link: https://edge.media-server.com/mmc/p/p7geixt9. The webcast should be accessed 10 minutes prior to the conference call start time. A replay of the webcast will be available for one year following the conclusion of the live broadcast and will be accessible on the company’s website at https://investor.veracyte.com/events-presentations.

The conference call can be accessed as follows:

U.S./Canada participant dial-in number (toll-free):	(855) 541-0980
International participant dial-in number:	(970) 315-0440
Conference I.D.:	7487201

About Veracyte
Veracyte (Nasdaq: VCYT) is a global genomic diagnostics company that improves patient care by providing answers to clinical questions, informing diagnosis and treatment decisions throughout the patient journey in cancer and other diseases. The company’s growing menu of genomic tests leverage advances in genomic science and technology, enabling patients to avoid risky, costly diagnostic procedures and quicken time to appropriate treatment. The company’s tests in thyroid cancer, lung cancer, breast cancer and idiopathic pulmonary fibrosis are available to patients and its lymphoma subtyping test is in development. With Veracyte’s exclusive global license to a best-in-class diagnostics instrument platform, the company is positioned to deliver its tests to patients worldwide. Veracyte is based in South San Francisco, California. For more information, please visit www.veracyte.com and follow the company on Twitter (@veracyte).

Cautionary Note Regarding Forward-Looking Statements
This press release contains forward-looking statements, including, but not limited to, our statements related to our anticipated product launches for 2021; our financial and operating results for the year ending December 31, 2021; our plans, objectives, expectations (financial and otherwise) or intentions with respect to the anticipated acquisition of Decipher; the expected timing for completion of the transaction; and the expected benefits of the proposed transaction. Forward-looking statements can be identified by words such as: “appears,” "anticipate," "intend," "plan," "expect," "believe," "should," "may," "will" and similar references to future periods. Actual results may differ materially from those projected or suggested in any forward-looking statements. These statements involve risks and uncertainties, which could cause actual results to differ materially from our predictions, and include, but are not limited to: Veracyte’s ability to achieve and maintain Medicare coverage for its tests; the benefits of Veracyte’s tests, the applicability of clinical results to actual outcomes and the effects of the COVID-19 pandemic on Veracyte’s business and performance. Factors that may impact these forward-looking statements can be found in Veracyte’s filings with the Securities and Exchange Commission, including the risks set forth in its annual report on Form 10-K for the year ended December 31, 2020. A copy of these documents can be found at the Investors section of our website at www.veracyte.com. These forward-looking statements speak only as of the date hereof and Veracyte specifically disclaims any obligation to update these forward-looking statements or reasons why actual results might differ, whether as a result of new information, future events or otherwise.

Veracyte, Afirma, Percepta, Envisia, Prosigna, “Know by Design” and the Veracyte, Afirma, Percepta, Envisia and Prosigna logos are registered trademarks in the U.S. and selected countries. We have common law rights and pending trademark applications for LymphMark and “More About You.”

nCounter is the registered trademark of NanoString Technologies, Inc. in the United States and other countries and used by Veracyte under license.

VERACYTE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(Unaudited)
(In thousands of dollars, except share and per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2020	2019	2020	2019
Revenues:
Testing revenue	$31,497	$28,557	$101,970	$107,355
Product revenue	2,696	923	9,845	923
Biopharmaceutical revenue	343	250	5,668	8,090
Collaboration revenue	—	—	—	4,000
Total revenue	34,536	29,730	117,483	120,368

Operating Expenses:
Cost of testing revenue	9,756	9,673	35,913	36,077
Cost of product revenue	1,382	446	4,921	446
Cost of biopharmaceutical revenue	49	—	621	—
Research and development	4,586	4,443	17,204	14,851
Selling and marketing	13,149	14,183	52,389	53,691
General and administrative	12,413	8,581	36,729	29,029
Intangible asset amortization	1,273	601	5,095	1,401
Total operating expenses	42,608	37,927	152,872	135,495
Loss from operations	(8,072)	(8,197)	(35,389)	(15,127)
Interest expense	(54)	(81)	(229)	(677)
Other income, net	82	820	709	3,205
Net loss and comprehensive loss	$(8,044)	$(7,458)	$(34,909)	$(12,599)
Net loss per common share, basic and diluted	$(0.14)	$(0.15)	$(0.66)	$(0.27)
Shares used to compute net loss per common share, basic and diluted	58,023,753	49,095,703	53,239,231	46,138,177

VERACYTE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	December 31,	December 31,
	2020	2019
	(Unaudited)	(See Note 1)
Assets
Current assets:
Cash and cash equivalents	$349,364	$159,317
Accounts receivable	18,461	19,329
Supplies	4,657	6,806
Prepaid expenses and other current assets	3,197	2,235
Total current assets	375,679	187,687
Property and equipment, net	8,990	8,933
Right-of-use assets - operating lease	7,843	8,808
Finite-lived intangible assets, net	59,924	65,019
Goodwill	2,725	2,725
Restricted cash	603	603
Other assets	1,399	1,437
Total assets	$457,163	$275,212
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$3,116	$2,328
Accrued liabilities	11,705	13,734
Current portion of deferred revenue	371	—
Current portion of operating lease liability	1,589	1,407
Total current liabilities	16,781	17,469
Long-term debt	810	694
Deferred revenue, net of current portion	829	—
Acquisition related contingent consideration	7,594	6,088
Operating lease liability, net of current portion	9,917	11,506
Total liabilities	35,931	35,757
Total stockholders’ equity	421,232	239,455
Total liabilities and stockholders’ equity	$457,163	$275,212

(1) The condensed balance sheet at December 31, 2019 has been derived from the audited financial statements at that date included in the Company's Form 10-K filed with the Securities and Exchange Commission dated February 25, 2020.

VERACYTE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(in thousands of dollars)

	Twelve Months Ended December 31,
	2020	2019
Operating activities
Net loss	$(34,909)	$(12,599)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	7,944	4,117
Gain on disposal of property and equipment	—	(23)
Stock-based compensation	12,995	9,807
Other income	—	—
Amortization and write-off of debt discount and issuance costs	—	83
Interest on end-of-term debt obligations	216	229
Write-down of excess supplies	1,088	—
Noncash lease expense	964	1,034
Revaluation of acquisition-related contingent consideration	1,506	—
Impairment loss	1,000	—
Effect of foreign currency on operations	(34)	—
Changes in operating assets and liabilities:
Accounts receivable	955	(6,161)
Supplies	1,061	(3,404)
Prepaid expenses and other current assets	(970)	154
Other assets	37	(351)
Operating lease liability	(1,407)	(1,205)
Accounts payable	711	(141)
Accrued liabilities and deferred revenue	(868)	5,228
Net cash used in operating activities	(9,711)	(3,232)
Investing activities
Purchases of property and equipment	(2,837)	(2,756)
Purchase of equity securities	(1,000)	—
Cash paid for acquisition	—	(40,000)
Proceeds from disposal of property and equipment	—	23
Net cash used in investing activities	(3,837)	(42,733)
Financing activities
Proceeds from the issuance of common stock in a public offering, net of issuance costs	193,831	137,848
Payment of long-term debt	(100)	(24,900)
Payment of financial lease liability	—	(308)
Payment of taxes on vested restricted stock units	(3,845)	(977)
Proceeds from the exercise of common stock options and employee stock purchases	13,709	15,624
Net cash provided by financing activities	203,595	127,287
Net increase in cash, cash equivalents and restricted cash	190,047	81,322

Cash, cash equivalents and restricted cash at beginning of period	159,920	78,598
Cash, cash equivalents and restricted cash at end of period	$349,967	$159,920

Supplementary cash flow information of non-cash investing and financing activities:
Shares issued for purchase consideration for a business combination	$—	$10,000
Deferred purchase consideration for a business combination	$—	$6,088
Purchases of property and equipment included in accounts payable and accrued liabilities	$294	$226

Supplementary cash flow information:
Cash paid for interest on debt	$13	$332
Cash paid for tax	$112	$35

CASH, CASH EQUIVALENTS AND RESTRICTED CASH
(Unaudited)
(In thousands of dollars)

	December 31,	December 31,
	2020	2019
Cash and cash equivalents	$349,364	$159,317
Restricted cash	603	603
Total cash, cash equivalents and restricted cash	$349,967	$159,920

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Investor and Media Contact:

Tracy Morris
Vice President of Corporate Communications
& Investor Relations
650-380-4413
Tracy.Morris@Veracyte.com